EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: November 9, 2007

THE PINNACLE FUND, L.P.
By:	Pinnacle Advisers, L.P., its general partner
By:	Pinnacle Fund Management, LLC, its general partner

By:	/s/ Barry M. Kitt

Barry M. Kitt, its sole member

BARRY M. KITT
/s/ Barry M. Kitt

THE FRANCISCO TRUST U/A/D FEBRUARY 28, 1996

By:	/s/ Morley Alperstein

Morley Alperstein, Trustee

MARK A. EMALFARB
/s/ Mark A. Emalfarb

TOM JUDA
/s/ Tom Juda

NANCY JUDA
/s/ Nancy Juda

J. STEVEN EMERSON
/s/ J. Steven Emerson

DAVID M. KNOTT
/s/ David M. Knott